Exhibit 23.7
November 24, 2010
United States Securities and Exchange Commission
Dear Sirs:

Re:	Teck Resources Limited Consent of Expert
I hereby consent to the use of my name in the registration statement on Form S-8 of Teck Resources Limited (“the Registration Statement”) in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River, in Teck Resources’ Annual Information Form dated March 15, 2010 (the “Estimates”) and to the use of the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates in the Registration.
I also consent to the references to me under the heading “Interest of Named Experts and Counsel” in the Registration Statement.
Yours truly,

Ross Pritchard, P.Eng.